STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (this “Agreement”) is made this 30th day of April, 2018, between Graco Inc., a Minnesota corporation (“Purchaser”), and Patrick J. McHale (“Seller”).
1.    Sale of Shares. Upon the terms set forth in this Agreement, on the date hereof, Seller hereby sells, assigns, and transfers to Purchaser, and Purchaser hereby purchases from Seller, 650,770 shares of common stock of Purchaser owned by Seller (the “Shares”). The purchase price being paid by Purchaser to Seller for each of the Shares shall be $43.33, representing 97% of the closing price of Purchaser’s common stock on the trading day preceding the date hereof, or an aggregate purchase price of $28,197,864.10.
2.    Settlement. On the date of sale of the Shares as set forth above, (a) Purchaser shall pay the aggregate purchase price for all of the Shares purchased and sold hereunder by wire transfer to Seller, and (b) Seller shall take any and all actions necessary or appropriate to direct the transfer agent of Purchaser’s common stock to transfer the Shares from Seller’s account to Purchaser’s account.
3.    Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:
(a)    Ownership of the Shares. Seller owns all of the Shares, free and clear of any liens, pledges, encumbrances, charges, agreements, restrictions, or claims of any kind. No person or entity has asserted any claim or commenced or threatened any litigation concerning Seller’s title to the Shares. Seller has the legal right, power, and authority to transfer, assign, and deliver the Shares as provided in this Agreement.
(b)    No Violation. The execution, delivery, and performance of this Agreement by Seller will not result in a breach or violation of, or constitute a default by Seller under, any agreement, instrument, or order to which Seller is a party or by which Seller is bound.
4.    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:
(a)    Execution and Authorization. Purchaser has the corporate power and authority to enter into and to perform this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser.
(b)    No Violation. The execution, delivery, and performance of this Agreement by Purchaser will not result in a breach or violation of, or constitute a default by Purchaser under, any agreement, instrument, or order to which Purchaser is a party or by which Purchaser is bound.
5.    Miscellaneous.
(a)    Entire Agreement; Amendments. This Agreement represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.

This Agreement may be amended, supplemented, or changed, and any provision hereof may be waived, only by a written instrument executed by Seller and Purchaser.
(b)    Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.
(c)    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.
(d)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

GRACO INC.	Patrick J. McHale

By: /s/ Christian Rothe	/s/ Patrick J. McHale
Christian Rothe
Its: Chief Financial Officer and Treasurer